UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                                     SEC FILE NUMBER: 033-05384
                                                       CUSIP NUMBER: 35908J 107

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

(Check One):  | |  Form 10-K and Form 10-KSB  |_|  Form 20-F  |_|  Form 11-K
              |X|  Form 10-Q and Form 10-QSB  |_|  Form N-SAR

  For Period Ended: June 30, 2008
		    -----------------
  |_|  Transition Report on Form 10-K
  |_|  Transition Report on Form 10-Q
  |_|  Transition Report on Form 20-F
  |_|  Transition Report on Form N-SAR
  |_|  Transition Report on Form 11-K
  For the Transition Period Ended :________________________

Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the item(s) to which the notification relates:

_____________________________________________________________________________

PART I--REGISTRANT INFORMATION

FRONTIER ENERGY CORPORATION
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Full Name of Registrant

-------------------------
Former Name if Applicable

2413 Morocco Avenue
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Address of Principal Executive Office (Street and Number)

North Las Vegas, Nevada  89031
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City, State and Zip Code

PART II--RULE 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    |X|      (a)    The reasons described in reasonable detail in Part III of
		    this form could not be eliminated without unreasonable effort or expense.

    |X|      (b)    The subject annual report, semi-annual report, transition
		    report  on  Form  10-K,  20-F,  11-K  or Form  N-SAR,  or
		    portion   thereof   will   be   filed  on  or  before the
		    fifteenth calendar day following the prescribed due date;
		    or the subject  quarterly  report or transition report on
           	    Form  10-Q   or   portion  thereof  will  be  filed on or
		    before the fifth calendar day following the prescribed due date; and

             (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 cannot be filed within the prescribed time period because the Company's accountants need additional time to review certain transactions to insure adequate and proper disclosure of certain information required to be included in the Form 10-Q. The Company's Quarterly Report on Form 10-Q will be filed on or before the 5th calendar day following the prescribed due date.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Robert Genesi, President, (800) 914-1405
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(2)   Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

|X|  Yes   |_|  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

|_|  Yes   |X|  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

                          Frontier Energy Corporation
		          ---------------------------
                 (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 12, 2008             By:  /s/ Robert Genesi
      ---------------		       -----------------
                                       Robert Genesi
                                       President